                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS AGREEMENT is made as of June 6, 1996 between American Pad & Paper Company, a Delaware corporation (the "Company"), and Russell M. Gard ("Executive").

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

          2.   Position and Duties.

          (a) During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Operating Officer.

          (b) Executive shall report to the Company's board of directors (the "Board"), and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

          (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

          3.  Base Salary and Benefits.

          (a) During the first three years of the Employment Period, Executive's base salary shall be $400,000 per annum (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. Thereafter, the Base Salary shall be such higher rate as the Board may designate from time to time. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible (including the Company's stock option program).

          (b) In addition to the Base Salary, the Board will award a bonus to Executive following the end of each fiscal year during the Employment Period based upon a formula on Exhibit I attached hereto. In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, Executive shall be entitled to the following benefits during the Employment
Period:

          (i) reimbursement for the cost of an annual physical examination by a physician of Executive's choice;

          (ii) a maximum of four weeks vacation each year with salary, subject to additional weeks upon Board approval;

          (iii) reimbursement for first class travel, entertainment and other business expenses incurred by Executive;

          (iv) with the approval of the Chairman of the Compensation Committee of the Board, travel by private aircraft;

          (v) use of an automobile (as selected by Executive) owned or leased by the Company (which automobile's title shall be acquired by the Company and transferred at no cost to Executive at the end of the Employment Period); and

          (vi) reimbursement for the reasonable expenses of preparation of Executive's annual tax returns.

          4. Change of Control Payment. If during the Employment Period, a Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons (other than Bain Capital, Inc. and its affiliates) (a) becomes the owner of more than 50% of the Company's common stock or (b) has the de facto ability to direct the nomination of a majority of the directors who are then elected to the Board (a "Change of Control"), the Company shall pay to Executive a lump sum payment equal to $2,500,000 within ten days following the occurrence of such Change of Control.

          5. Termination. (a) The Employment Period shall continue until earlier of (i) three years or (ii) Executive's resignation, death or disability or other incapacity (as determined by the Board in its good faith judgment) or until the Board determines in its good faith judgment that termination of Execu tive's employment is in the best interests of the Company. In the event of Executive's resignation (other than due to a breach by the Company of paragraph 2(a)) or termination for Cause, Executive shall not be entitled to receive his Base Salary or any fringe benefits or bonuses for periods after the termination of the Employment Period, except as described in paragraph 3(b)(v). Upon any other termination of the Employment Period, Executive shall be entitled to receive (i) his Base Salary, the health and disability benefits described in paragraph 3(a) and the fringe benefits described in paragraph 3(b)(i), 3(b)(v) and 3(b)(vi) for a period of 24 months thereafter, and (ii) following the end of the fiscal year in which Executive's employment is terminated and the determination of the amount of bonus which Executive would have been entitled if he remained employed by the Company or its Subsidiaries for the entire fiscal year (the "Bonus Amount"), (A) 50% of the Bonus Amount if such termination occurs in the first six months of such fiscal year, or (B) 100% of the Bonus Amount if such termination occurs in the second six months of such fiscal year.

          (b) For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by Executive to perform his duties as President and Chief Operating Officer of the Company or any of its Subsidiaries or his continued failure to perform duties reasonably requested or reasonably prescribed by the Board (other than as a result of Executive's death or disability), (ii) the engaging by Executive in conduct which is materially monetarily injurious to the Company or any of its Subsidiaries, (iii) gross negligence or willful misconduct by Executive in the performance of his duties which results in, or causes, material monetary harm to the Company or any of its Subsidiaries, or (iv) Executive's commission of a felony or other civil or criminal offense involving moral turpitude. In the case of (i), (ii) and (iii) above, finding of Cause for termination shall be made only after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board. A determination of Cause by the Board shall be effective only if agreed upon by a majority of the directors, which shall include at least one director who is not an employee of the Company or its Subsidiaries and is not employed by Bain Capital, Inc. ("Bain").

          6. Registration Rights. Executive agrees, with respect to the Company's initial public offering of its common stock (the "IPO"), (a) not to effect any public sale or distribution

(including sales pursuant to Rule 144) of equity securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the earlier of (i) the consummation of the first secondary public offering of the Company's common stock following the IPO or (ii) the 360-day period beginning on the effective date of the IPO (the "Lock-Up Period"), unless the underwriters managing the registered public offering otherwise agree, and (b) to enter into lock-up agreements with the underwriters consistent with this Section 6. In addition, Executive agrees that he will not exercise his rights pursuant to Sections 1 and 2 of that certain Registration Agreement dated as of July 31, 1992, among the Company and its stockholders (the "Registration Agreement"), in connection with the any registered secondary offering of the Company's common stock following the IPO if such offering occurs within one year of the effective date of the IPO; provided that the lock-up agreement set forth in paragraph 3 of the Registration Agreement shall not be effective against Executive with respect to such offering. Notwithstanding the foregoing, Executive may sell equity securities of the Company pursuant to the exercise of the underwriters over-allotment option in connection with the IPO on a pro rata basis (as determined immediately prior to the IPO) with the other Company stockholders that sell shares pursuant to the over-allotment (it being understood that Executive and Charles G. Hanson, III may agree to sell more or less shares individually in the over-allotment so long as their aggregate shares to be sold do not exceed their aggregate pro rata share). In addition, the Company will register the common stock underlying all of the stock options granted by the Company to Executive on a Form S-8 within 60 days following the effective date of the IPO.

          7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the

Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

          8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          9.  Non-Compete, Non-Solicitation.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for two years thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) hire any person who was an employee of the Company or any Subsidiary at any time during the three-month period prior to the expiration of the

Employment Period or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries) which interference causes material monetary damage to the Company or its Subsidiaries.

          10. Enforcement. If, at the time of enforcement of paragraph 7, 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of paragraph 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraph 9 are reasonable.

          11. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          12. Survival. Paragraphs 7, 8 and 9 and paragraphs 12 through 20 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:



          Notices to Executive:
          --------------------

          Russell M. Gard
          4601 Lawson Court
          Plano, TX  75093

          with a copy to:
          --------------

          Bryan Cave L.L.P.
          3500 One Kansas City Place
          1200 Main Street
          P.O. Box 419914
          Kansas City, MO  64141-6914
          Attn.:  Herbert M. Kohn

          Notices to the Company:
          ----------------------

          American Pad & Paper Company
          17304 Preston Road, Suite 700
          Dallas, TX 75252-5613
          Attn.:  Board of Directors

          with a copy to:
          --------------

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL  60601
          Attn.:  James L. Learner
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Complete Agreement; Amendments. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties hereto also agree to amend the following agreements as follows: (a) that certain Amended and Restated Management Agreement dated as of December 31, 1992, by and among the Company and Executive (the "Management Agreement") is amended to delete paragraphs 2, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19 and 27 as of the date of this Agreement and to delete paragraphs 3, 6 and 7 thereof as of the effectiveness of the IPO; (b) that certain 1995 Additional Stock Option Agreement dated as of December 22, 1995 by and between the Company and Executive is amended (i) to permit exercise of the options thereunder after the Expiration Date (as defined therein) for a period of 15 months following the Expiration Date and (ii) to delete paragraphs 3, 6 and 7 thereof as of the effectiveness of the IPO; (c) that certain Amended and Restated Stock Option Agreement dated as of October 23, 1995 by and between the Company and Executive relating to the December 31, 1994 option grant is amended (i) to permit exercise of the options thereunder after the Expiration Date (as defined therein) for a period of 15 months following the Expiration Date and (ii) to delete paragraphs 3, 6 and 7 thereof as of the effectiveness of the IPO; (d) that certain Amended and Restated Stock Option Agreement dated as of October 23, 1995 by and between the Company and Executive relating to the July 31, 1992 option grant is amended
(i) to permit exercise of the options thereunder after the Expiration Date (as defined therein) for a period of 15 months following the Expiration Date and (ii) to delete paragraphs 3, 6 and 7 thereof as of the effectiveness of the IPO; and (e) the Registration Agreement is amended (i) to reflect that all of the shares of common stock issued pursuant to the Management Agreement shall be deemed to be "Vested Executive Stock" and
(ii) to waive the provisions of paragraph 3 of the Registration Agreement as to Executive with respect to secondary public offerings of the Company's common stock which occur within one year of the effective date of the IPO.

          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Execu tive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          19. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          21. Sale of Stock to the Company. In the event that Executive dies during the Lock-Up Period, Executive's estate or heirs may require the Company to purchase an amount of shares of the Company's common stock (at a price per share equal to the greater of (a) the average 30-day closing price of the Company's common stock immediately prior to the date of Executive's death (net of the underwriters' discount and commission charged in the IPO) or (b) the price to the public in the IPO (net of the underwriters' discount and commissions)) equal to (i) the number of shares which Executive would have been entitled to sell in the IPO if he had exercised his rights pursuant to Section 2 of the Registration Agreement less (ii) the number of shares actually sold by Executive in the IPO. Executive's estate or heirs may exercise this right by delivering written notice to the Company within 30 days after Executive's death. Promptly after receipt of notice from Executive's estate or heirs, the Company will purchase the shares being repurchased by delivering to the holders of the shares a check for the aggregate purchase price thereof.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            AMERICAN PAD & PAPER COMPANY


                                               /s/ GREGORY M. BENSON
                                            By __________________________
                                                CFO
                                            Its _________________________


                                            /s/ RUSSELL M. GARD
                                            _____________________________
                                            RUSSELL M. GARD

                                            For purposes of paragraph
                                            15 only:

                                            TYLER CAPITAL FUND, L.P.
                                            By:  Bain Venture Capital
                                            Its: General Partner


                                            By:  _________________________
                                                 A General Partner

                                            TYLER MASSACHUSETTS, L.P.
                                            By:  Bain Venture Capital
                                            Its: General Partner


                                            By:  _________________________
                                                 A General Partner

                                            TYLER INTERNATIONAL, L.P.-II
                                            By:  Bain Venture Capital
                                            Its: General Partner


                                            By:  _________________________
                                                 A General Partner

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            AMERICAN PAD & PAPER COMPANY



                                            By __________________________

                                            Its _________________________



                                            _____________________________
                                            RUSSELL M. GARD

                                            For purposes of paragraph
                                            15 only:

                                            TYLER CAPITAL FUND, L.P.
                                            By:  Bain Venture Capital
                                            Its: General Partner

                                                 /s/ ROBERT GAY
                                            By:  _________________________
                                                 A General Partner

                                            TYLER MASSACHUSETTS, L.P.
                                            By:  Bain Venture Capital
                                            Its: General Partner

                                                 /s/ ROBERT GAY
                                            By:  _________________________
                                                 A General Partner

                                            TYLER INTERNATIONAL, L.P.-II
                                            By:  Bain Venture Capital
                                            Its: General Partner

                                                 /s/ ROBERT GAY
                                            By:  _________________________
                                                 A General Partner

                                      -11-